Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2004 DISTRIBUTION

AUSTIN, TEXAS December 29, 2004—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the fourth quarter of 2004.  The amount available for distribution will be $2,470,196 or $.519876 per Unit.  The fourth quarter distribution will be payable on January 10, 2005 to unitholders of record on December 31, 2004.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties decreased 27% to $3,931,340 in the fourth quarter of 2004 from $5,386,991 in the third quarter of 2004.  Gas volumes during the fourth quarter of 2004 decreased 25% to 640,862 Mcf, compared to 856,415 Mcf in the third quarter of 2004, primarily due to shut ins of production related to Hurricane Ivan on Ship/Shoal 182/183 (two-weeks) and Eugene Island 339 (four days). The average price received for natural gas decreased 3% to $6.13 per Mcf in the fourth quarter of 2004 from $6.29 per Mcf in the third quarter of 2004.

Crude oil revenues recorded by the Working Interest Owners decreased 16% to $7,083,085 in the fourth quarter of 2004 from $8,391,210 in the third quarter of 2004. Oil volumes during the fourth quarter of 2004 decreased 20% to 186,411 barrels, compared to 232,854 barrels of oil produced in the third quarter of 2004. Oil volumes decreased primarily due to the shut ins of production on  Eugene Island 339 and Ship/Shoal 182/183 related to Hurricane Ivan. The decrease in crude oil revenues includes a $512,602 downward adjustment made by ChevronTexaco. ChevronTexaco has indicated this adjustment was made to deduct transportation expenses previously omitted in error for the periods from the first quarter of 2003 through the third quarter of 2004, representing approximately $0.82 per barrel produced during these periods. To the extent these errors could apply to prior periods, ChevronTexaco has stated that it will not make any further adjustments.

ChevronTexaco has also informed the Trust that Ship/Shoal 182/183 production was shut down for 19 days during November 2004 due to pipeline repairs for damage from Hurricane Ivan. This will impact the Trust’s first quarter 2005 revenues.

The Trust’s share of capital expenditures increased by $619,067 in the fourth quarter of 2004 to $3,882,539, as compared to $3,263,473 in the third quarter of 2004. The higher capital expenditures in the fourth quarter of 2004 were due primarily to $1.6 million in charges for the E-11 well completion on Ship/Shoal 182/183.  The Trust has been advised that this E-11 well on Ship/Shoal 182/183 came on line on October 26, 2004, producing at a rate of 9 MMcf per day gross.

The Trust’s share of operating expenses increased by $386,674 in the fourth quarter of 2004 to $1,193,267 as compared to the third quarter of 2004. The increase recorded during this period includes upward adjustments to operating expenses made by ChevronTexaco of $312,783 for errors made applicable to the periods from the second quarter of 2003 through the third quarter of 2004.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net release of funds of $1,120,364 from the Trust’s Special Cost Escrow Account in the fourth quarter of 2004, compared to a net release of $942,932 in the third quarter of 2004. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2003 under “Business-Principal Trust Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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